PIAADJ922 Dear Valued Investor, You are receiving this letter as you are a record date holder of the PIA High Yield Fund and we have yet to receive your vote instructions for your fund’s upcoming shareholder meeting. Join your fellow shareholders and vote now using any of the methods listed. Make your voice heard! Important Key Items Proposal that needs your Vote To approve a new investment advisory agreement between the Trust, on behalf of the Funds, and Pacific Income Advisers, Inc. *The Change of Control WILL NOT CHANGE: your Fund’s name or the number of shares you own of your Fund. The full Proxy Statement is located on www.proxyvote.com after entering your 16-digit control number. Meeting Date Special Shareholder Meeting to be held on September 22, 2026 at 12:00 p.m. CT. We appreciate your investment and thank you for voting. Sincerely, Advisors Series Trust Go to www.proxyvote.com Without a proxy card Call 1-877-788-1779 (Weekdays 9am to 10pm ET) With a proxy card Access the automated system using a touch-tone phone Call the number located on your ballot Scan the QR code on the enclosed proxy card Mark, sign and date the enclosed ballot and mail in the envelope provided We offer four easy ways to vote! Your unique 16-digit control number can be found on the enclosed ballot in the box marked with an arrow. ADVISORS SERIES TRUST PIA High Yield Fund - PHYSX